MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 20th day of November, 1997.

BETWEEN:       LARRY McINTOSH
               P.O. Box 1388
               Gardnerville, Nevada
               89410

              ("McIntosh")
                                         OF THE FIRST PART

AND:           MIRANDA INDUSTRIES INC.
               Suite 505 - 1155 Robson Street
               Vancouver, B.C.
               V6E 1B5

              ("Miranda")
                                         OF THE SECOND PART


WHEREAS McIntosh has identified a mineral prospect suitable for staking which the parties have agreed will be staked in the name of Miranda on the terms and conditions contained in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual convenants and agreements hereinafter contained, the parties hereto agree as follows:

1.     DEFINITIONS

1.01   In this Agreement:

       (a) "Exploration and Development" means any and all activities comprising or undertaken in connection with the exploration and development of the Property, the construction of a mine and mining facilities on or in proximity to the Property and placing the Property into commercial production;

       (b) "Net Smelter Returns" shall have the meaning ascribed by Schedule B attached hereto.

       (c)  "Property" means and includes:

            (i) those mining claims staked by Miranda which, once filed, will be described in a Schedule A to be initialled by the parties and appended to this agreement;

            (ii) all rights and appurtenances pertaining to the
                 mining claims including all water and water rights of way, and easements, both recorded and unrecorded, to which Miranda is entitled in respect thereof;

       (d) "Property Expenditures" means all reasonable and necessary monies expended on or in connection with Exploration and Development as determined in accordance with generally accepted accounting principles including, without limiting the generality of the

<PAGE 2>

            foregoing:

            (i)   the cost of entering upon, surveying,
                  prospecting and drilling on the Property;

            (ii) the cost of any geophysical, geochemical and geological surveys relating to the Property;

            (iii) all filing and other fees and charges
                  necessary or advisable to keep the
	             Property or any part or parts thereof in good
                  standing with any regulatory authorities having jurisdiction;

            (iv) all rentals, royalties, taxes (exclusive of all income taxes and mining taxes based on income and which are or may be assessed against any of the parties hereto) and any assessments whatsoever, whether the same constitute charges on the Property or arise as a result of the operation thereon;

            (v) the cost, including rent and finance charges, of all buildings, machinery, tools, appliances and equipment and related capital items that may be erected, installed and used from time to time in connection with Exploration and Development;

            (vi) the cost of construction and maintenance of camps required for Exploration and Development;

            (vii) the cost of transporting persons,
                  supplies, machinery and equipment in
		        connection with Exploration and Development;

            (viii)all wages and salaries (including fringe
                  benefits as are usually paid in Canadian mineral exploration business) of persons engaged in Exploration and Development and any assessments or levies made under the authority of any regulatory body having jurisdiction with respect to such persons or supplying food, lodging and other reasonable needs for such persons;

            (ix)  all costs of consulting and other
                  engineering services including report
                  preparation;

            (x) the cost of compliance with all statutes, orders and regulations respecting environmental reclamation, restoration and other like work required as a result of conducting Exploration and Development; and

            (xi) all costs of searching for, digging, working, sampling, transporting, mining and procuring diamonds, other minerals, ores, and metals from and out of the Property;

2.     ACQUISITION OF INTEREST

2.01 McIntosh hereby grants to Miranda the exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property for total consideration consisting of the staking of the Property and cash payments to McIntosh totalling $138,500 to be made as follows:

       (a) the staking of at least fourteen mining claims covering the prospect identified by McIntosh and made known to Miranda, to be described in Schedule A hereto:
       (b) on or before November 20, 1998, the payment to McIntosh of $2,500;

<PAGE 3>

       (c) on or before November 20, 1999, the payment to McIntosh of $7,000;
       (d) on or before November 20, 2000, the payment to McIntosh of $9,000;
       (e) on or before November 20, 2001, the payment to McIntosh of $10,000;
       (f) on or before November 20, 2002, the payment to McIntosh of $10,000; and
       (g) on or before November 20, in each of the years 2003 through 2007, inclusive, the payment to McIntosh of $20,000.

2.02 This Agreement is an option only and the doing of any act or the making of any payment by Miranda shall not obligate
Miranda  to do any further acts or make any further payments.

3.     COVENANTS OF MIRANDA

3.01 Miranda covenants and agrees with McIntosh that during the term of this Agreement:

(a) Miranda shall, as required by the State of Nevada, record or cause to be recorded as assessment work all work conducted on the property and otherwise shall maintain the Property in good standing at all times during the currency of this Agreement;

(b) Miranda shall carry on all operations on the Property in a good and workmanlike manner and in compliance with all applicable governmental regulations and restrictions including but not limited to the posting of any reclamation bonds and the conduct of all reclamation work as may be required by any governmental regulations or regulatory authorities;

(c) Miranda shall pay or cause to be paid any rates, taxes, duties, royalties, Workers Compensation or other assessments or fees levied with respect to the Property or Miranda's operations thereon;

(d) Miranda shall maintain books of account in respect of its expenditures and operations of the Property and, upon reasonable notice, shall make such books available for inspection by representatives of McIntosh;

(e) Miranda shall allow any duly authorized agent or representative of McIntosh to inspect the Property at reasonable times and intervals and upon reasonable notice given to Miranda, provided however that it is agreed and understood that any such agent or representative shall be at his own risk in respect of, and Miranda shall not be liable for, any injury incurred while on the Property, howsoever caused; and

(f) Miranda shall provide to McIntosh, semi-annually, a summary report outlining Miranda's progress on the Property and shall provide to McIntosh, annually, a copy of all factual, non-interpretive data derived from Miranda's operations on the Property.

4.  ROYALTY

4.01 Miranda agrees that the Property shall be subject to a royalty in favour of McIntosh equal to 2.5% of Net Smelter Returns until such time as McIntosh has received therefrom the total sum of $500,000 and 1% of Net Smelter Returns thereafter, to be calculated and paid according to and otherwise governed by Schedule B hereto. At any time prior to the receipt by McIntosh of $500,000 in royalty payments, the Optionor's 2.5% Net Smelter Returns royalty can be bought down to 1% by the payment by Miranda to McIntosh of the difference between $500,000 and the amount actually received in royalty payments by McIntosh to that point in time.

5. TRANSFER OF TITLE

5.01 Upon execution of this Agreement, and the staking of the claims comprising the Property, the

<PAGE 4>

claims shall be recorded in the name of Miranda, and the Property shall be registered in the name of Miranda.

5.02 Upon Miranda making the payments pursuant to article 2, McIntosh shall have no further rights to the Property other than the royalty interest pursuant to article 4.

6.     RIGHT OF ENTRY

6.01 During the currency of this Agreement, Miranda, its servants, agents and workmen and any persons duly authorized by Miranda, shall have the right of access to and from and to enter upon and take possession of and prospect, explore and develop the Property in such manner as Miranda in its sole discretion may deem advisable and shall have the right to remove and ship therefrom ores, minerals, metals, or other products recovered in any manner therefrom.

6.02 Miranda shall be provided access to all maps, reports, assay results and other technical data in the possession or under the control of McIntosh with respect to the Property and shall be entitled to take copies thereof.

7.     REPRESENTATIONS AND WARRANTIES

7.01   McIntosh hereby represents and warrants that:

       (a) upon staking of the Property, Miranda will be the sole and exclusive registered and beneficial owner of the mineral claims comprising the Property;

       (b) McIntosh has not done anything whereby the mineral claims comprising the Property may be in any way encumbered.

7.02   Miranda hereby represents and warrants that:

       (a) Miranda has full corporate power and authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or with the charter documents of Miranda or any contract or other commitment to which Miranda is party; and

       (b) the execution of this Agreement and the performance of its terms have been duly authorized by all necessary corporate actions including the resolution of the Board of Directors of Miranda.

8.     CONFIDENTIALITY OF INFORMATION

8.01 McIntosh shall treat all data, reports, records and other information of any nature whatsoever relating to this Agreement and the Property as confidential. While this Agreement is in effect, McIntosh shall not, without the express written consent of Miranda, disclose to any third party any information concerning the Property or any operations thereon, nor shall McIntosh buy, sell or otherwise deal in the shares of Miranda while any material, confidential information in its possession relating to this Agreement or the Property remains undisclosed to the general public.

9.     ASSIGNMENT

9.01 With the consent of the other party, which consent shall not be unreasonably withheld, each party has the right to assign all or any part of its interest in this Agreement and in the Property, subject to the terms and conditions of this Agreement. It shall be a condition precedent to any such assignment that the assignee of the interest being transferred agrees to be bound by the terms of this Agreement, insofar as they are applicable. Notwithstanding the foregoing, Miranda has the unfettered right to assign the benefit

<PAGE 5>

of this Agreement and its interest in the Property to its wholly-owned U.S. subsidiary.

10.     TERMINATION

10.01 This Agreement shall terminate upon the occurrence of one of the following events:

       (a) in the event that Miranda, not being at the time in default under any provision of this Agreement, gives
           30 days' written notice to McIntosh of the termination of this Agreement;

       (b) in the event that Miranda shall fail to comply with any of the requirements to make cash payments in the amounts and within the time limits set forth in article 2;

       (c) in the event that Miranda shall fail to comply with any of its obligations hereunder, other than the obligations referred to in subparagraph 10.01(b), and, subject to paragraph 11.01, within 30 days of receipt by Miranda of written notice from McIntosh of such default, Miranda has not:

           (i) cured such default, or commenced proceedings to cure such default and prosecuted same to completion without undue delay; or

           (ii)given McIntosh notice that it denies that such fault has occurred.

In the event that Miranda gives notice that it denies that a default has occurred, Miranda shall not be deemed in default until the matter shall have been determined finally through such means of dispute resolution as such matter has been subjected to by either party.

10.02   Upon termination of this Agreement under paragraph
10.01, Miranda shall:

      (a) if termination occurs after May 31 of the year in which it occurs, have paid the annual maintenance fees on the Property for that year to the Bureau of Land
          Management;

      (b) transfer title to the Property to McIntosh free and clear of all liens, charges and encumbrances;

      (c) turn over to McIntosh copies of all non-interpretive maps, reports, sample results, contracts and other data and documentation in the possession of Miranda or, to the extent within Miranda's control, in the possession of its agents, employees or independent contractors, in connection with its operations on the Property; and

      (d) ensure that the Property is in a safe condition and complies with all environmental and safety standards imposed by any duly authorized regulatory authority.

10.03  Upon the termination of this Agreement under paragraph
10.01, Mirada shall cease to be liable to McIntosh in debt, damages or otherwise save for the performance of those obligations in paragraph 10.02.

10.04   Upon termination of this Agreement under paragraph
10.01, Miranda shall vacate the Property within a reasonable time after such termination, but shall have the right of access to the property for a period of six months thereafter for the purpose of removing its chattels, machinery, equipment and fixtures.

11.     FORCE MAJEURE

11.01 The time for performance of any act or making any payment or any expenditure required under

<PAGE 6>

this Agreement or the underlying Agreement shall be extended by the period of any delay or inability to perform due to fire, strikes, labour disturbances, riots, civil commotion, wars, acts of God, any present or future law or governmental regulation, any shortages of labour, equipment or materials, or any other cause not reasonably within the control of the party in default, other than lack of finances.

12.     RIGHT OF FIRST REFUSAL

12.01 In the event that Miranda hereafter elects to joint venture the Property, Miranda shall first offer to Cordex Exploration Company of 573 East 2nd Street, Reno, Nevada, 89502, the one-time first right to become Miranda's joint venture partner on the Property, on such reasonable terms and conditions as Miranda shall specify.

13.     AFTER-ACQUIRED PROPERTY

13.01 In the event that at any time hereafter either party shall acquire any mining claim, lease, or other mineral right or interest within a one mile radius of the outside boundary of the Property to be described in Schedule A hereto, such interest shall be deemed to have been acquired on behalf of and for the benefit of the parties, pursuant to the terms of this Agreement and such after-acquired interest as aforesaid shall be included in and shall form a part of the definition of "Property" contained in paragraph 1.01 and shall be subject to this Agreement as if it had been originally so included.

14.     NOTICES

14.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or mailed postage prepaid or if given by telegram, telex or telecopier, addressed as follows:


In the case of McIntosh:          LARRY McINTOSH
                                  P.O. Box 1388
                                  Gardnerville, Nevada
                                  89410
                                  Fax:  (702) 782-4034

In the case of Miranda:           MIRANDA INDUSTRIES INC.
                                  Suite 505
                                  1155 Robson Street
                                  Vancouver, British Columbia
                                  V6E 1B5
                                  Fax: (604) 689-1722

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered, when delivered, or if mailed, on the third business day following the date of mailing, or, if telegraphed, telexed or telecopied, on the same day as the telegraphing, telexing or telecopying thereof provided however that during the period of any postal interruption in Canada or the United States any notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purposes of this paragraph 14.01.

15.     GENERAL TERMS AND CONDITIONS

15.01 The parties hereto hereby covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to

<PAGE 7>

effectually carry out the intent of this Agreement.

15.02 This Agreement shall constitute the entire agreement between the parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto. This Agreement shall supersede all previous written, oral or implied understandings between the parties with respect to the matters hereby.

15.03   Time shall be of the essence of this Agreement.

15.04 The titles to the articles in this Agreement shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

15.05 All currency references contained in this Agreement shall be deemed to be references to United States funds.

15.06 Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.07 The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Defined terms contained in this Agreement shall have the same meanings where used in the Schedules.

15.08 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada and the laws of the United States of America applicable therein.

15.09 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.


IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

SIGNED,SEALED and DELIVERED
by LARRY McINTOSH in the
presence of:

/s/ Susan McIntosh                    /s/ Larry McIntosh



THE COMMON SEAL OF MIRANDA               c/s
INDUSTRIES INC. was hereunto
affixed in the presence of:

/s/ Dennis Higgs

<PAGE 8>


                         SCHEDULE "A"


Claim Name:     File Date:             NMC#       Sec:   T & R:
Dune #1         November 18, 1997      781565     3      T16N R32E
Dune #2         November 18, 1997      781566     3      T16N R32E
Dune #3         November 18, 1997      781567     3      T16N R32E
Dune #4         November 18, 1997      781568     3      T16N R32E
Dune #5         November 18, 1997      781569     3      T16N R32E
Dune #6         November 18, 1997      781570     3      T16N R32E
Dune #7         November 18, 1997      781571     3      T16N R32E
Dune #8         November 18, 1997      781572     3      T16N R32E
Dune #9         November 18, 1997      781573     3      T16N R32E
Dune #10        November 18, 1997      781574     3      T16N R32E
Dune #11        November 18, 1997      781575     3,10   T16N R32E
Dune #12        November 18, 1997      781576     3      T16N R32E
Dune #13        November 18, 1997      781577     3,10   T16N R32E
Dune #14        November 18, 1977      781578     3,10   T16N R32E


<PAGE 9>

                         SCHEDULE "B"

                     NET SMELTER RETURNS


1. "Net Smelter Returns" shall mean all proceeds, received or deemed received from any mint, smelter, refinery, reduction works or other purchaser from the sale of ores, metals, concentrates or other mineral products produced or deemed to be produced from the Property after deducting from such proceeds to the extent that they are actually incurred and were not deducted by the purchaser in computing payment: treatment, smelting and refining charges; penalties; costs of transportation of ores, metals, concentrates or other mineral products from the Property to any mint, smelter refinery, reduction works or other purchaser; and insurance on such ores, metals, concentrates or other mineral products.

2. The amount of Net Smelter Returns shall be calculated as follows:

     (a) For gold produced from the Property, the Net Smelter Returns shall be calculated by determining, without duplication, the number of ounces of fine gold delivered to or to the order of Miranda by, purchased by, or outturned to Miranda's pool account or accounts by, any mint or refinery and the number of ounces of gold otherwise sold to any purchaser during any calendar quarter, and multiplying such number of ounces by the average of the daily London Bullion Brokers PM Gold Fixing during such quarter, less the deductions specified in paragraph 1, as applicable.

     (b) For silver produced from the Property, the Net Smelter Returns shall be calculated by determining, without duplication, the number of ounces of silver delivered to or to the order of Miranda by, purchased by, or outturned to Miranda's pool account or accounts by , any mint or refinery and the number of ounces of silver otherwise sold to any purchaser during any calendar quarter, and multiplying such number of ounces by the average of the daily Handy & Harmon Noon Silver Quotation during such quarter, less the deductions specified in paragraph 1, as applicable.

     (c) For minerals other than gold and silver produced from the Property the Net Smelter Returns shall be calculated based on the amounts actually received during any calendar quarter from the sale of ores, metals, concentrates or other mineral products, less the deductions specified in paragraph 1, as applicable.

     (d) Net Smelter Returns shall be calculated quarterly and the amount of the Net Smelter Returns calculated in respect of any calendar quarter shall be paid to McIntosh within 30 days of the end of the quarter. Payments shall be made in U.S. dollars and shall be accompanied by detailed calculations and supporting documentation showing the amounts payable.

     (e) For the purposes of subparagraph (a) and (b) above, the average price of gold or silver for any calendar quarter shall be determined by dividing the sum of all daily prices posted during the quarter by the number of days during the quarter that the prices were posted.
          The posted price shall be obtained from The Wall Street Journal, Reuters, E. & MJ or another reliable source.

3. Payments of Net Smelter Returns for a calendar year shall be subject to adjustment within 3 months after the end of the calendar year based on an audit. The year end calculation of Net Smelter Returns shall be audited by a firm of Chartered Accountants designated by Miranda (which may be Miranda's auditor) and:


<PAGE 10>

     (a) copies of the audited reports shall be delivered to Miranda and McIntosh by the chartered accounting firm;
          and

     (b) either party shall have three (3) months after receipt of any audited report to object thereto in writing to the other party, and failing such objection, such report shall be deemed correct; and

     (c) in the event of a reaudit, all costs relating to such reaudit shall be paid by Miranda unless the reaudit is requested by McIntosh and the original audit is found to be substantially correct, in which case such costs shall be paid by McIntosh.